WARNER MUSIC GROUP CORP. REPORTS RESULTS FOR FISCAL SECOND QUARTER ENDED MARCH 31, 2026
Financial Highlights
•Double-Digit Revenue Growth Underpinned by Strong Operating Performance across Recorded Music and Music Publishing
•Acceleration in Recorded Music Streaming Growth Driven by Per Subscriber Minimum Increases and Continued Market Share Gains
•Robust Margin Expansion Supported by Operating Performance and Cost-Savings Delivery; High End of 150-200 Basis Points Full-Year Margin Expansion Guidance Expected
•Joint Venture with Bain Acquired $650 million in Recorded Music and Music Publishing Catalogs
For the three months ended March 31, 2026
•Total revenue increased 17%, or 12% in constant currency
•Net income was $181 million compared to $36 million in the prior-year quarter
•Operating income increased 57% to $264 million versus $168 million in the prior-year quarter
•Adjusted OIBDA increased 31% to $397 million versus $303 million in the prior-year quarter, or 24% in constant currency
•Earnings per share was $0.35 compared to $0.07 in the prior-year quarter
•Adjusted earnings per share was $0.44 compared to $0.32 in the prior-year quarter
•Cash provided by operating activities increased to $126 million versus $69 million in the prior-year quarter

NEW YORK, New York, May 7, 2026—Warner Music Group Corp. today announced its second-quarter financial results for the period ended March 31, 2026.

“Our Q2 results demonstrate the powerful combination of creative and operational success, as well as financial discipline, providing clear evidence that our strategic transformation is working,” said Robert Kyncl, CEO, Warner Music Group. “Anchored by our 3 strategic pillars to grow share, increase the value of music, and improve efficiency and effectiveness, our momentum is building and we are well-positioned to continue delivering long-term value for our artists, songwriters, and shareholders.”

"For the fourth consecutive quarter, we have delivered on our sustainable growth model, accelerating core growth, margin expansion, and cash flow productivity," said Armin Zerza, CFO, Warner Music Group. "Behind a profitable growth engine that pairs disciplined capital allocation and rigorous cost management with industry-leading creative and AI initiatives, we are well-positioned to create significant long-term value for our shareholders.”

Total WMG

Total WMG Summary Results
(dollars in millions)
	For the Three Months Ended March 31, 2026	For the Three Months Ended March 31, 2025	% Change	For the Six Months Ended March 31, 2026	For the Six Months Ended March 31, 2025	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenue	$1,732	$1,484	17%	$3,572	$3,150	13%
Recorded Music revenue	1,380	1,175	17%	2,860	2,520	13%
Music Publishing revenue	353	310	14%	715	633	13%
Operating income	264	168	57%	552	382	45%
Adjusted OIBDA(1)	397	303	31%	860	666	29%
Net income	181	36	—%	356	277	29%
Net cash provided by operating activities	126	69	83%	566	401	41%
Free Cash Flow	99	33	—%	519	329	58%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding this measure.

Revenue was up 16.7% (or 12.1% in constant currency). Recorded Music revenue comparisons were impacted by a digital revenue settlement of $11 million in the prior-year quarter (the “DSP True-Up and Settlement Payments”). Consistent with prior quarters, Recorded Music revenue growth was also unfavorably impacted by the termination of the distribution agreement with BMG (the “BMG Termination”), which resulted in $6 million less Recorded Music digital revenue compared to the prior-year quarter. Excluding these items, total revenue increased 18.1% (or 13.4% in constant currency).

Digital revenue was up 16.7% (or 12.3% in constant currency) and streaming revenue was up 17.1% (or 12.9% in constant currency). Recorded Music streaming revenue increased 16.5% (or 12.1% in constant currency); however, adjusted for the $11 million impact of the DSP True-Up and Settlement Payments and the $6 million impact of the BMG Termination, Recorded Music streaming revenue was up 18.9% (or 14.4% in constant currency). Music Publishing streaming revenue increased 20.0% (or 16.2% in constant currency). The increase in total revenue was also driven by higher Recorded Music artist services and expanded-rights and physical revenue, and growth across Music Publishing performance, synchronization and mechanical revenue, partially offset by slightly lower Recorded Music licensing revenue.

Operating income increased 57.1% (or 45.1% in constant currency) to $264 million from $168 million in the prior-year quarter primarily due to the factors affecting Adjusted OIBDA discussed below, as well as a decrease in restructuring and impairment charges of $7 million, partially offset by higher amortization expense of $10 million.

Adjusted OIBDA increased 31.0% (or 24.5% in constant currency) to $397 million from $303 million and Adjusted OIBDA margin increased 2.5 percentage points to 22.9% from 20.4% in the prior-year quarter (or 2.3 percentage points from 20.6% in constant currency). The increases include the $7 million impact of the DSP True-Up and Settlement Payments and the $1 million impact of the BMG Termination. Excluding these items, Adjusted OIBDA increased 34.6% (or 27.7% in constant currency) and Adjusted OIBDA margin increased 2.8 percentage points to 22.9% from 20.1% (or 2.5 percentage points from 20.4% in constant currency). The increases in Adjusted OIBDA and Adjusted OIBDA margin were primarily driven by revenue mix and savings from the Company’s restructuring plans, a portion of which has been reinvested into the Company’s business, partially offset by unfavorable movements in foreign currency exchange rates of approximately $13 million.

Net income was $181 million compared to $36 million in the prior-year quarter. The increase in net income was due to the impact of exchange rates on the Company’s Euro-denominated debt resulting in a $22 million gain in the quarter compared to a $34 million loss in the prior-year quarter and a currency exchange gain on intercompany loans of $12 million in the quarter compared to a $27 million loss in the prior-year quarter. The prior-year quarter also includes realized and unrealized losses on hedging activity of $6 million. The increase in net income was partially offset by a $44 million increase in income tax expense, primarily due to an increase in pre-tax income in the quarter and a taxable gain on contribution to the Company’s joint venture with Bain Capital (the “Beethoven JV”). These changes were partially offset by the tax benefit associated with partial release of valuation allowance on EMP.

Basic earnings per share was $0.35 for both the Class A and Class B shareholders due to the net income attributable to the Company in the quarter of $181 million. Diluted earnings per share was $0.34 for both the Class A and Class B shareholders due to the net income attributable to the Company in the quarter of $181 million.

As of March 31, 2026, the Company reported a cash balance of $741 million, total debt of $4.719 billion and net debt (defined as total debt, net of deferred financing costs, premiums and discounts, minus cash and equivalents) of $3.978 billion. Total debt includes $303 million of subsidiary debt acquired in the Company’s acquisition of Tempo Music Holdings, LLC (“Tempo Music”) and $370 million in loans outstanding under the Beethoven JV. This debt is secured only by certain music rights owned by Tempo Music and the Beethoven JV, respectively, and is nonrecourse to the Company and its subsidiaries, other than Tempo Music and the Beethoven JV, respectively.

Cash provided by operating activities increased 83% to $126 million in the quarter compared to $69 million in the prior-year quarter. The increase was largely a result of strong operating performance. Free Cash Flow, as defined below, increased to $99 million from $33 million in the prior-year quarter, primarily due to the factors affecting cash provided by operating activities described above and due to a decrease in capital expenditures of 25% to $27 million from $36 million in the prior-year quarter, driven by higher investments in technology in the prior-year quarter.

Recorded Music

Recorded Music Summary Results
(dollars in millions)
	For the Three Months Ended March 31, 2026	For the Three Months Ended March 31, 2025	% Change	For the Six Months Ended March 31, 2026	For the Six Months Ended March 31, 2025	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenue	$1,380	$1,175	17%	$2,860	$2,520	13%
Operating income	288	203	42%	617	441	40%
Adjusted OIBDA(1)	346	270	28%	749	593	26%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding this measure.

Recorded Music Revenue
(dollars in millions)

	For the Three Months Ended March 31, 2026	For the Three Months Ended March 31, 2025	For the Three Months Ended March 31, 2025	For the Six Months Ended March 31, 2026	For the Six Months Ended March 31, 2025	For the Six Months Ended March 31, 2025
	As reported	As reported	Constant	As reported	As reported	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Digital	$975	$841	$875	$1,951	$1,714	$1,774
Physical	137	112	116	289	278	287
Total Digital and Physical	1,112	953	991	2,240	1,992	2,061
Artist services and expanded-rights	164	117	123	395	313	328
Licensing	104	105	111	225	215	224
Total Recorded Music	$1,380	$1,175	$1,225	$2,860	$2,520	$2,613

Recorded Music revenue was up 17.4% (or 12.7% in constant currency) driven by increases across digital, artist services and expanded-rights and physical revenue, partially offset by a slight decrease in licensing revenue. Excluding the $11 million impact of the DSP True-Up and Settlement Payments and the $6 million impact of the BMG Termination, Recorded Music revenue was up 19.2% (or 14.2% in constant currency). Digital revenue was up 15.9% (or 11.4% in constant currency) and streaming revenue was up 16.5% (or 12.1% in constant currency). Adjusted for the $11 million impact of the DSP True-Up and Settlement Payments and the $6 million impact of the BMG Termination, Recorded Music digital revenue was up 18.3% (or 13.6% in constant currency) and streaming revenue was up 18.9% (or 14.4% in constant currency). Streaming revenue reflects growth in subscription revenue of 18.0% (or 12.7% in constant currency) and in ad-supported revenue of 11.8% (or 10.2% in constant currency). Subscription revenue, adjusted for the $11 million impact of the DSP True-Up and Settlement Payments and the $4 million impact of the BMG Termination, was up 20.9% (or 15.4% in constant currency). Ad-supported revenue, adjusted for the $2 million impact of the BMG Termination, was up 12.9% (or 11.3% in constant currency). The increase in subscription revenue reflects positive market share trends and a favorable comparison against a softer prior-year quarter. The increase in ad-supported revenue reflects a strong overall ad environment in the quarter. Artist services and expanded-rights revenue was up 40.2% (or 33.3% in constant currency) due to higher concert promotion revenue primarily in France and higher merchandising revenue. Physical revenue increased 22.3% (or 18.1% in constant currency) primarily driven by strong releases in the quarter as well as catalog and carryover success. Licensing revenue decreased 1.0% (or 6.3% in constant currency). Top sellers in the quarter included Bruno Mars, Alex Warren, sombr, Ed Sheeran and Melanie Martinez.

Recorded Music operating income increased 41.9% (or 34.6% in constant currency) to $288 million from $203 million in the prior-year quarter, and operating margin was up 3.6 percentage points to 20.9% versus 17.3% in the prior-year quarter (or up 3.4 percentage points from 17.5% in constant currency). The increase in operating income and operating income margin was driven by the factors affecting Adjusted OIBDA discussed below, as well as decreases in restructuring and impairment charges of $7 million and depreciation expense of $3 million, partially offset by higher amortization expense of $4 million attributable to acquisitions.

Adjusted OIBDA increased 28.1% (or 22.3% in constant currency) to $346 million from $270 million and Adjusted OIBDA margin increased 2.1 percentage points to 25.1% from 23.0% in the prior-year quarter (or increased 2.0 percentage points from 23.1% in constant currency). The increases include the $7 million impact of the DSP True-Up and Settlement Payments and the $1 million impact of the BMG Termination. Excluding these items, Adjusted OIBDA increased 32.1% (or 25.8% in constant currency) and Adjusted OIBDA margin increased 2.5 percentage points to 25.1% from 22.6% (or 2.3 percentage points from 22.8% in constant currency). The increases in Adjusted OIBDA and Adjusted OIBDA margin were primarily driven by revenue mix and savings from the Company’s restructuring plans, of which a portion has been reinvested in the Company’s business, partially offset by unfavorable movements in foreign currency exchange rates of approximately $9 million.

Music Publishing

Music Publishing Summary Results
(dollars in millions)
	For the Three Months Ended March 31, 2026	For the Three Months Ended March 31, 2025	% Change	For the Six Months Ended March 31, 2026	For the Six Months Ended March 31, 2025	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenue	$353	$310	14%	$715	$633	13%
Operating income	61	52	17%	126	107	18%
Adjusted OIBDA(1)	97	85	14%	199	168	18%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding this measure.

Music Publishing Revenue
(dollars in millions)

	For the Three Months Ended March 31, 2026	For the Three Months Ended March 31, 2025	For the Three Months Ended March 31, 2025	For the Six Months Ended March 31, 2026	For the Six Months Ended March 31, 2025	For the Six Months Ended March 31, 2025
	As reported	As reported	Constant	As reported	As reported	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Performance	$58	$53	$56	$122	$109	$114
Digital	224	188	194	439	395	406
Mechanical	17	16	16	35	30	31
Synchronization	50	49	51	110	88	90
Other	4	4	5	9	11	12
Total Music Publishing	$353	$310	$322	$715	$633	$653
Music Publishing revenue was up 13.9% (or 9.6% in constant currency) driven by growth across digital, performance, synchronization and mechanical revenue. Digital revenue increased 19.1% (or 15.5% in constant currency) and streaming revenue increased 20.0% (or 16.2% in constant currency) driven by the impact of new deals and renewals and continued market growth. Performance revenue increased 9.4% (or 3.6% in constant currency) attributable to higher touring and live events activity primarily in Europe. Synchronization revenue increased 2.0% (or decreased 2.0% in constant currency) and mechanical revenue increased 6.3% (the same in constant currency) driven by the timing of distributions.

Music Publishing operating income was up 17.3% (or 10.9% in constant currency) to $61 million from $52 million in the prior-year quarter and operating margin increased 0.5 percentage points to 17.3% from 16.8% in the prior-year quarter (or 0.2 percentage points from 17.1% in constant currency). The increases in operating income and operating margin were driven by the same factors affecting Adjusted OIBDA discussed below, partially offset by an increase in amortization expense of $6 million in the quarter related to the impact of acquisitions.

Music Publishing Adjusted OIBDA increased 14.1% (or 10.2% in constant currency) to $97 million from $85 million in the prior-year quarter. Adjusted OIBDA margin increased 0.1 percentage point to 27.5% from 27.4% in the prior-year quarter (or 0.2 percentage points from 27.3% in constant currency). The increase in Adjusted OIBDA was primarily driven by revenue growth and strong operating performance, as well as savings from the Company’s restructuring plans, of which a portion has been reinvested in the Company’s business, partially offset by unfavorable movements in foreign currency exchange rates of approximately $4 million. The increase in Adjusted OIBDA margin was primarily driven by revenue mix.

Recent Announcements
In addition, the Company also announced today that its Board of Directors declared a regular quarterly cash dividend of $0.19 per share on the Company’s Class A Common Stock and Class B Common Stock. The dividend is payable on June 2, 2026, to stockholders of record as of the close of business on May 26, 2026.

Financial details for the quarter can be found in the Company’s current Quarterly Report on Form 10-Q for the period ended March 31, 2026, which will be filed this afternoon with the Securities and Exchange Commission.

This afternoon, management will be hosting a conference call to discuss the results at 4:30 P.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group
With a legacy extending back over 200 years, Warner Music Group today is home to an unparalleled family of creative artists, songwriters, and companies that are moving culture across the globe. At the core of WMG’s Recorded Music division are four of the most iconic companies in history: Atlantic, Elektra, Parlophone and Warner Records. They are joined by renowned labels such as TenThousand Projects, 300 Entertainment, Asylum, Big Beat, Canvasback, East West, Erato, FFRR, Fueled by Ramen, Nonesuch, Reprise, Rhino, Roadrunner, Sire, Spinnin’ Records, Warner Classics and Warner Records Nashville. Warner Chappell Music - which traces its origins back to the founding of Chappell & Company in 1811 - is one of the world's leading music publishers, with a catalog of more than one million copyrights spanning every musical genre from the standards of the Great American Songbook to the biggest hits of the 21st century.

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995
This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts" and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that management's expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K, Form 10-Qs and our other filings with the U.S. Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

We maintain an Internet site at www.wmg.com. We use our website as a channel of distribution for material company information. Financial and other material information regarding Warner Music Group is routinely posted on and accessible at http://investors.wmg.com. In addition, you may automatically receive email alerts and other information about Warner Music Group by enrolling your email address through the “email alerts” section at http://investors.wmg.com. Our website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this communication.

Figure 1. Warner Music Group Corp. - Condensed Consolidated Statements of Operations, Three Months Ended March 31, 2026 versus March 31, 2025
(dollars in millions)

	For the Three Months Ended March 31, 2026	For the Three Months Ended March 31, 2025	% Change
	(unaudited)	(unaudited)
Revenue	$1,732	$1,484	17%
Cost and expenses:
Cost of revenue	(930)	(791)	18%
Selling, general and administrative expenses	(460)	(450)	2%
Restructuring and impairments	(6)	(13)	-54%
Amortization expense	(72)	(62)	16%
Total costs and expenses	$(1,468)	$(1,316)	12%
Operating income	$264	$168	57%
Loss on extinguishment of debt	(7)	—	—%
Interest expense, net	(41)	(39)	5%
Other income (expense), net	38	(64)	—%
Income before income taxes	$254	$65	—%
Income tax expense	(73)	(29)	—%
Net income	$181	$36	—%
Less: (Income) loss attributable to noncontrolling interest	2	—	—%
Net income attributable to Warner Music Group Corp.	$183	$36	—%

Net income per share attributable to common stockholders:
Class A – Basic	$0.35	$0.07
Class A – Diluted	$0.34	$0.07
Class B – Basic	$0.35	$0.07
Class B – Diluted	$0.34	$0.07

	For the Six Months Ended March 31, 2026	For the Six Months Ended March 31, 2025	% Change
	(unaudited)	(unaudited)
Revenue	$3,572	$3,150	13%
Cost and expenses:
Cost of revenue	(1,917)	(1,685)	14%
Selling, general and administrative expenses	(918)	(924)	-1%
Restructuring and impairments	(40)	(40)	—%
Amortization expense	(140)	(119)	18%
Total costs and expenses	$(3,015)	$(2,768)	9%
Net gain on divestiture	(5)	—	—%
Operating income	$552	$382	45%
Loss on extinguishment of debt	(7)	—	—%
Interest expense, net	(86)	(76)	13%
Other income, net	41	89	-54%
Income before income taxes	$500	$395	27%
Income tax expense	(144)	(118)	22%
Net income	$356	$277	29%
Less: Income attributable to noncontrolling interest	3	(5)	—%
Net income attributable to Warner Music Group Corp.	$359	$272	32%

Net income per share attributable to common stockholders:
Class A – Basic	$0.68	$0.52
Class A – Diluted	$0.67	$0.52
Class B – Basic	$0.68	$0.52
Class B – Diluted	$0.67	$0.52

Figure 2. Warner Music Group Corp. - Condensed Consolidated Balance Sheets at March 31, 2026 versus September 30, 2025
(dollars in millions)

	March 31, 2026	September 30, 2025	% Change
	(unaudited)
Assets
Current assets:
Cash and equivalents	$741	$532	39%
Accounts receivable, net	1,505	1,340	12%
Inventories	65	62	5%
Royalty advances expected to be recouped within one year	649	581	12%
Assets held for sale	68	89	-24%
Prepaid and other current assets	192	166	16%
Total current assets	$3,220	$2,770	16%
Royalty advances expected to be recouped after one year	1,082	1,079	—%
Property, plant and equipment, net	414	441	-6%
Operating lease right-of-use assets, net	168	189	-11%
Goodwill	2,054	2,061	—%
Intangible assets subject to amortization, net	3,101	2,725	14%
Intangible assets not subject to amortization	153	154	-1%
Deferred tax assets, net	90	111	-19%
Other assets	330	299	10%
Total assets	$10,612	$9,829	8%
Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities:
Accounts payable	$452	$257	76%
Accrued royalties	2,834	2,740	3%
Accrued liabilities	468	666	-30%
Accrued interest	27	31	-13%
Operating lease liabilities, current	48	43	12%
Deferred revenue	451	286	58%
Liabilities held for sale	38	49	-22%
Other current liabilities	103	129	-20%
Total current liabilities	$4,421	$4,201	5%
Acquisition Corp. long-term debt	4,046	4,063	—%
Other long-term debt	673	302	—%
Operating lease liabilities, noncurrent	174	200	-13%
Deferred tax liabilities, net	180	164	10%
Other noncurrent liabilities	146	142	3%
Total liabilities	$9,640	$9,072	6%
Redeemable noncontrolling interests	133	—	—%
Equity:
Class A common stock	$—	$—	—%
Class B common stock	1	1	—%
Additional paid-in capital	2,134	2,166	-1%
Accumulated deficit	(1,172)	(1,331)	-12%
Accumulated other comprehensive loss, net	(225)	(189)	19%
Total Warner Music Group Corp. equity	$738	$647	14%
Noncontrolling interest	101	110	-8%
Total equity	839	757	11%
Total liabilities, redeemable noncontrolling interest and equity	$10,612	$9,829	8%

Figure 3. Warner Music Group Corp. - Summarized Statements of Cash Flows, Three Months Ended March 31, 2026 versus March 31, 2025
(dollars in millions)

	For the Three Months Ended March 31, 2026	For the Three Months Ended March 31, 2025
	(unaudited)	(unaudited)
Net cash provided by operating activities	$126	$69
Net cash used in investing activities	(471)	(121)
Net cash provided by (used in) financing activities	328	(121)
Effect of foreign currency exchange rates on cash and equivalents	(5)	8
Cash balances classified as assets held for sale	12	$—
Net decrease in cash and equivalents	$(10)	$(165)

Figure 4. Warner Music Group Corp. - Digital Revenue Summary, Three Months Ended March 31, 2026 versus March 31, 2025
(dollars in millions)

	For the Three Months Ended March 31, 2026	For the Three Months Ended March 31, 2025	% Change
	(unaudited)	(unaudited)
Recorded Music
Subscription	$734	$622	18%
Ad-Supported	227	203	12%
Streaming	$961	$825	16%
Downloads and Other Digital	14	16	-13%
Total Recorded Music Digital Revenue	$975	$841	16%

Music Publishing
Streaming	$222	$185	20%
Downloads and Other Digital	2	3	-33%
Total Music Publishing Digital Revenue	$224	$188	19%

Consolidated
Streaming	$1,183	$1,010	17%
Downloads and Other Digital	16	19	-16%
Intersegment Eliminations	—	(2)	—%
Total Digital Revenue	$1,199	$1,027	17%

Supplemental Disclosures Regarding Non-GAAP Financial Measures
We evaluate our operating performance based on several factors, including the following non-GAAP financial measures:

Adjusted OIBDA
We allocate resources and evaluate performance based on several factors, including Adjusted OIBDA. We define Adjusted OIBDA as operating income (loss) adjusted to exclude the following items: (i) non-cash depreciation of tangible assets, (ii) non-cash amortization of intangible assets, (iii) non-cash stock-based compensation and other related expenses, (iv) gains or losses on divestitures, (v) expenses related to restructuring and transformation initiatives, which includes costs associated with the Company’s financial transformation initiative to design and implement new information technology and upgrade our finance infrastructure, and (vi) executive transition costs. Items excluded are not viewed to contribute directly to management’s evaluation of operating results. We consider Adjusted OIBDA to be an important indicator of the operational strengths and performance of our businesses. However, a limitation of the use of Adjusted OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our businesses. Accordingly, Adjusted OIBDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss) attributable to Warner Music Group Corp. and other measures of financial performance reported in accordance with United States generally accepted accounting principles (“U.S. GAAP”). In addition, our definition of Adjusted OIBDA may differ from similarly titled measures used by other companies.
Adjusted Net Income and Adjusted EPS
We define Adjusted Net Income as net income (loss) attributable to Warner Music Group Corp. adjusted to exclude the following items: (i) non-cash amortization of intangible assets, (ii) expenses related to restructuring and transformation initiatives, which includes costs associated with the Company’s financial transformation initiative to design and implement new information technology and upgrade our finance infrastructure, (iii) gains or losses on divestitures, (iv) non-cash stock-based compensation, (v) loss on extinguishment of debt, and (vi) other (income) expenses. These exclusions are then further adjusted to account for tax effects. Adjusted Net Income should be considered in addition to, not as a substitute for, net income (loss) attributable to Warner Music Group Corp. and other measures of financial performance reported in accordance with U.S. GAAP. We use Adjusted Net Income to calculate Adjusted Earnings (Loss) Per Share (“EPS”), which we define as Adjusted Net Income divided by the basic weighted-average shares outstanding for the period. Our definition of Adjusted Net Income and Adjusted EPS may differ from similarly titled measures used by other companies.

Figure 5. Warner Music Group Corp. - Reconciliation of Net Income to Adjusted OIBDA, Three Months Ended March 31, 2026 versus March 31, 2025
(dollars in millions)

	For the Three Months Ended March 31, 2026	For the Three Months Ended March 31, 2025	% Change
	(unaudited)	(unaudited)
Net income attributable to Warner Music Group Corp.	$183	$36	—%
Income attributable to noncontrolling interest	(2)	—	—%
Net income	$181	$36	—%
Income tax expense	73	29	—%
Income including income taxes	$254	$65	—%
Other (income) expense, net	(38)	64	—%
Interest expense, net	41	39	5%
Loss on extinguishment of debt	7	—	—%
Operating income	$264	$168	57%
Amortization expense	72	62	16%
Depreciation expense	31	28	11%
Restructuring and impairments	6	13	-54%
Transformation initiative costs	12	18	-33%
Non-cash stock-based compensation and other related costs	12	14	-14%
Adjusted OIBDA	$397	$303	31%

Operating income margin	15.2%	11.3%
Adjusted OIBDA margin	22.9%	20.4%

Net income attributable to Warner Music Group Corp.	$183	$36	—%
Less: Net income attributable to participating securities	(2)	—	—%
Net income	$181	$36	—%
Amortization expense	72	62	16%
Restructuring and impairments	6	13	-54%
Transformation initiative costs	12	18	-33%
Non-cash stock-based compensation and other related costs	12	14	-14%
Loss on extinguishment of debt	7	—	—%
Other (income) expense, net	(38)	64	—%
Tax impact (a)	(20)	(42)	-52%
Adjusted Net Income	$232	$165	41%

Weighted Avg Shares Outstanding - Class A - Basic	146,573	144,938
Weighted Avg Shares Outstanding - Class B - Basic	375,380	375,380

Unadjusted (GAAP) EPS - Class A - Basic	$0.35	$0.07
Adjusted EPS - Class A - Basic	$0.44	$0.32
a) Represents the tax effect of the adjustments to reflect corporate income taxes at assumed effective tax rates of 29% and 24% for the three months ended March 31, 2026 and March 31, 2025, respectively.

	For the Six Months Ended March 31, 2026	For the Six Months Ended March 31, 2025	% Change
	(unaudited)	(unaudited)
Net income attributable to Warner Music Group Corp.	$359	$272	32%
Income (loss) attributable to noncontrolling interest	(3)	5	—%
Net income	$356	$277	29%
Income tax expense	144	118	22%
Income including income taxes	$500	$395	27%
Other income, net	(41)	(89)	-54%
Interest expense, net	86	76	13%
Loss on extinguishment of debt	7	—	—%
Operating income	$552	$382	45%
Amortization expense	140	119	18%
Depreciation expense	62	57	9%
Restructuring and impairments	40	40	—%
Transformation initiatives and other related costs	29	35	-17%
Net loss on divestitures	5	—	—%
Non-cash stock-based compensation and other related costs	32	33	-3%
Adjusted OIBDA	$860	$666	29%

Operating income margin	15.5%	12.1%
Adjusted OIBDA margin	24.1%	21.1%

Net income attributable to Warner Music Group Corp.	$359	$272	32%
Less: Net income attributable to participating securities	(4)	(3)	33%
Net income	$355	$269	32%
Amortization expense	140	119	18%
Restructuring and impairments	40	40	—%
Transformation initiative costs	29	35	-17%
Net loss on divestitures	5	—	—%
Non-cash stock-based compensation and other related costs	32	33	-3%
Loss on extinguishment of debt	7	—	—%
Other (income) expense, net	(41)	(89)	-54%
Tax impact (a)	(61)	(34)	79%
Adjusted Net Income	$506	$373	36%

Weighted Avg Shares Outstanding - Class A - Basic	146,664	143,995
Weighted Avg Shares Outstanding - Class B - Basic	375,380	375,380

Unadjusted (GAAP) EPS - Class A - Basic	$0.68	$0.52
Adjusted EPS - Class A - Basic	$0.97	$0.72
a) Represents the tax effect of the adjustments to reflect corporate income taxes at assumed effective tax rates of 29% and 24% for the six months ended March 31, 2026 and March 31, 2025, respectively.

Figure 6. Warner Music Group Corp. - Reconciliation of Segment Operating Income to Adjusted OIBDA, Three Months Ended March 31, 2026 versus March 31, 2025
(dollars in millions)

	For the Three Months Ended March 31, 2026	For the Three Months Ended March 31, 2025	% Change
	(unaudited)	(unaudited)
Total WMG operating income – GAAP	$264	$168	57%
Depreciation and amortization expense	103	90	14%
Restructuring and impairments	6	13	-54%
Transformation initiative costs	12	18	-33%
Non-cash stock-based compensation and other related costs	12	14	-14%
Total WMG Adjusted OIBDA	$397	$303	31%
Total WMG Adjusted OIBDA margin	22.9%	20.4%

Recorded Music operating income – GAAP	$288	$203	42%
Depreciation and amortization expense	47	46	2%
Restructuring and impairments	6	13	-54%
Non-cash stock-based compensation and other related costs	$5	$8	-38%
Recorded Music Adjusted OIBDA	$346	$270	28%
Recorded Music Adjusted OIBDA margin	25.1%	23.0%

Music Publishing operating income – GAAP	$61	$52	17%
Depreciation and amortization expense	35	31	13%
Non-cash stock-based compensation and other related costs	1	2	-50%
Music Publishing Adjusted OIBDA	$97	$85	14%
Music Publishing Adjusted OIBDA margin	27.5%	27.4%

	For the Six Months Ended March 31, 2026	For the Six Months Ended March 31, 2025	% Change
	(unaudited)	(unaudited)
Total WMG operating income – GAAP	$552	$382	45%
Depreciation and amortization expense	202	176	15%
Restructuring and impairments	40	40	—%
Transformation initiatives and other related costs	29	35	-17%
Net loss on divestitures	5	—	—%
Non-cash stock-based compensation and other related costs	32	33	-3%
Total WMG Adjusted OIBDA	$860	$666	29%
Total WMG Adjusted OIBDA margin	24.1%	21.1%

Recorded Music operating income – GAAP	$617	$441	40%
Depreciation and amortization expense	93	91	2%
Restructuring and impairment	28	41	-32%
Non-cash stock-based compensation and other related costs	11	20	-45%
Recorded Music Adjusted OIBDA	$749	$593	26%
Recorded Music Adjusted OIBDA margin	26.2%	23.5%

Music Publishing operating income – GAAP	$126	$107	18%
Depreciation and amortization expense	70	58	21%
Non-cash stock-based compensation and other related costs	3	3	—%
Music Publishing Adjusted OIBDA	$199	$168	18%
Music Publishing Adjusted OIBDA margin	27.8%	26.5%

Constant Currency
Because exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of revenue on a constant-currency basis in addition to reported revenue helps improve the ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We use results on a constant-currency basis as one measure to evaluate our performance. We calculate constant-currency results by applying current-year foreign currency exchange rates to prior-year results. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the impact of exchange rates on our revenue. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not a measure of performance presented in accordance with U.S. GAAP.

Figure 7. Warner Music Group Corp. - Revenue by Geography and Segment, Three Months Ended March 31, 2026 versus March 31, 2025 As Reported and Constant Currency
(dollars in millions)

	For the Three Months Ended March 31, 2026	For the Three Months Ended March 31, 2025	For the Three Months Ended March 31, 2025	% Change
	As reported	As reported	Constant	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
U.S. revenue
Recorded Music	$565	$497	$497	14%
Music Publishing	178	161	161	11%
International revenue
Recorded Music	$815	$678	$728	12%
Music Publishing	175	149	161	9%
Intersegment eliminations	(1)	(1)	(2)	-50%
Total Revenue	$1,732	$1,484	$1,545	12%

Revenue by Segment:
Recorded Music
Digital	$975	$841	$875	11%
Physical	137	112	116	18%
Total Digital and Physical	$1,112	$953	$991	12%
Artist services and expanded-rights	164	117	123	33%
Licensing	104	105	111	-6%
Total Recorded Music	$1,380	$1,175	$1,225	13%
Music Publishing
Performance	$58	$53	$56	4%
Digital	224	188	194	15%
Mechanical	17	16	16	6%
Synchronization	50	49	51	-2%
Other	4	4	5	-20%
Total Music Publishing	$353	$310	$322	10%
Intersegment eliminations	(1)	(1)	(2)	-50%
Total Revenue	$1,732	$1,484	$1,545	12%

Total Digital Revenue	$1,199	$1,027	$1,068	12%

	For the Six Months Ended March 31, 2026	For the Six Months Ended March 31, 2025	For the Six Months Ended March 31, 2025	% Change
	As reported	As reported	Constant	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
U.S. revenue
Recorded Music	$1,142	$1,029	$1,029	11%
Music Publishing	368	334	334	10%
International revenue
Recorded Music	$1,718	$1,491	$1,584	8%
Music Publishing	347	299	319	9%
Intersegment eliminations	(3)	(3)	(3)	—%
Total Revenue	$3,572	$3,150	$3,263	9%

Revenue by Segment:
Recorded Music
Digital	$1,951	$1,714	$1,774	10%
Physical	289	278	287	1%
Total Digital and Physical	$2,240	$1,992	$2,061	9%
Artist services and expanded-rights	395	313	328	20%
Licensing	225	215	224	—%
Total Recorded Music	$2,860	$2,520	$2,613	9%
Music Publishing
Performance	$122	$109	$114	7%
Digital	439	395	406	8%
Mechanical	35	30	31	13%
Synchronization	110	88	90	22%
Other	9	11	12	(25)%
Total Music Publishing	$715	$633	$653	9%
Intersegment eliminations	(3)	(3)	(3)	—%
Total Revenue	$3,572	$3,150	$3,263	9%

Total Digital Revenue	$2,389	$2,109	$2,179	10%

Figure 8. Warner Music Group Corp. - Adjusted OIBDA by Segment, Three Months Ended March 31, 2026 versus March 31, 2025 As Reported and Constant Currency
(dollars in millions)

	For the Three Months Ended March 31, 2026	For the Three Months Ended March 31, 2025	For the Three Months Ended March 31, 2025	Change %
	As reported	As reported	Constant	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Total WMG Adjusted OIBDA	$397	$303	$319	24.5%
Adjusted OIBDA margin	22.9%	20.4%	20.6%

Recorded Music Adjusted OIBDA	$346	$270	$283	22.3%
Recorded Music Adjusted OIBDA margin	25.1%	23.0%	23.1%

Music Publishing Adjusted OIBDA	$97	$85	$88	10.2%
Music Publishing Adjusted OIBDA margin	27.5%	27.4%	27.3%

Figure 9. Warner Music Group Corp. - Notable Items, As Reported
(dollars in millions)	FY 2026		FY 2025
	Three Months Ended December 31, 2025	Three Months Ended March 31, 2026	Three Months Ended December 31, 2024	Three Months Ended March 31, 2025
Revenue
Recorded Music
Streaming - BMG Termination (a)	—	—	6	6
Streaming - DSP True-up and Settlement Payments	12	—	(7)	11
Music Publishing
Streaming - MLC Historical Matched Royalties	—	—	17	—

Adjusted OIBDA
Recorded Music
BMG Termination (a)	—	—	—	1
DSP True-up and Settlement Payments	7	—	(4)	7
Music Publishing
MLC Historical Matched Royalties	—	—	4	—
(a) The BMG Termination impact shown in FY 2025 represents the incremental revenue and Adjusted OIBDA compared to the current fiscal year.

Free Cash Flow
Our definition of Free Cash Flow is defined as cash flow provided by operating activities less capital expenditures. We use Free Cash Flow, among other measures, to evaluate our operating performance. Management believes Free Cash Flow provides investors with an important perspective on the cash available to fund our debt service requirements, ongoing working capital requirements, capital expenditure requirements, strategic acquisitions and investments, and any dividends, prepayments of debt or repurchases or retirement of our outstanding debt or notes in open market purchases, privately negotiated purchases, any repurchases of our common stock or otherwise. As a result, Free Cash Flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of Free Cash Flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method management uses.

Free Cash Flow is not a measure of performance calculated in accordance with U.S. GAAP and therefore it should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free Cash Flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Because Free Cash Flow deducts capital expenditures from “net cash provided by operating activities” (the most directly comparable U.S. GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of Free Cash Flow to the most directly comparable amount reported under U.S. GAAP, which is “net cash provided by operating activities.”

Figure 10. Warner Music Group Corp. - Calculation of Free Cash Flow, Three Months Ended March 31, 2026 versus March 31, 2025
(dollars in millions)

	For the Three Months Ended March 31, 2026	For the Three Months Ended March 31, 2025
	(unaudited)	(unaudited)
Net cash provided by operating activities	$126	$69
Less: Capital expenditures	27	36

Free Cash Flow	$99	$33

	For the Six Months Ended March 31, 2026	For the Six Months Ended March 31, 2025
	(unaudited)	(unaudited)
Net cash provided by operating activities	$566	$401
Less: Capital expenditures	47	72

Free Cash Flow	$519	$329

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Media Contact:	Investor Contact:
Hannah Karp	Kareem Chin
Hannah.Karp@wmg.com	Investor.Relations@wmg.com